UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       LARSEN, KEITH G.

       877 NORTH 8TH WEST
       RIVERTON,   WY    82501
   USA
2. Issuer Name and Ticker or Trading Symbol
       CRESTED CORP.
       (CBAG)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
       MAY 31, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
    $.001 Par Value Common |05/01/|J (a| |53,885            |A  |$0.27      |                   |I (c) |By USE                     |
Stock                      |01    |)   | |                  |   |           |                   |      |                           |
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    $.001 Par Value Common |05/25/|J (b| |6,666,666         |A  |$0.45      |12,020,848         |I (c) |By USE                     |
Stock                      |01    |)   | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Form 4 for May 31,
2001.
(a) Shares previously held by Ruby Mining Company surrendered to U.S. Energy Corp. ("USE") for payment of debt.
(b)    Shares issued as payment for
debt.
(c)    Consists of shares held by U.S. Energy Corp. ("USE"), the parent of
Crested Corp. ("Crested").   The
Reporting Person is a director and officer of USE. Pursuant to SEC Rule 16a-1(a)(2), information on USE is not required, however, Registrant has undertaken comprehensive disclosure and reports shares held by USE as indirectly owned by the Reporting Person. The Reporting Person is not a controlling shareholder and does not have a pecuniary interest in the Crested shares held by USE under Rule 16a-1(a)(2)(iii) and disclaims any beneficial interest in the Crested shares held by
USE.
SIGNATURE OF REPORTING PERSON
    /s/    KEITH G. LARSEN
DATE
    JUNE 8, 2001